EXHIBIT 99.1

Flushing Financial Corporation Announces Authorization of Stock Repurchase Program

LAKE SUCCESS, N.Y., May 22, 2013 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Bank (the "Bank"), today announced that the Board of Directors has authorized the purchase of up to 1,000,000 shares of its common stock. Stock will be purchased from time to time, in the open market or through private transactions, subject to market conditions. There is no expiration or maximum dollar amount under this authorization. The Company also announced it had completed its previous purchase authorization by recently purchasing 367,402 common shares.

John R. Buran, Flushing Financial's President and Chief Executive Officer, stated: "We believe that our shares are a good value in today's marketplace and that the repurchase of our shares represents an attractive investment opportunity that will benefit the Company and our shareholders. While the timing and amount of future share repurchases will depend on market conditions and the attractiveness of alternative capital investments, this action confirms a continuing commitment to utilize share repurchases as one approach for enhancing shareholder value."

Flushing Financial Corporation is the holding company for Flushing Bank, a New York State-chartered commercial bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers, businesses, and public entities by offering a full complement of deposit, loan, and cash management services through its 17 banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's website at http://www.flushingbank.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

CONTACT: David Fry
         Executive Vice President and
         Chief Financial Officer
         Flushing Financial Corporation
         (718) 961-5400